                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                           Software AG Systems, Inc.
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                               (Name of Issuer)


                    Common Stock, par value $.01 per share
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                        (Title of Class of Securities)


                                  834025 10 8
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                                (CUSIP Number)


                              Robert B. Ott, Esq.
                                Arnold & Porter
                            555 Twelfth Street, N.W.
                           Washington, DC  20004-1202
                                 (202) 942-5008
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         (Name, Address and Telephone Number of Persons Authorized to
                      Receive Notices and Communications)


                                 June 18, 1998
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            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of (S)(S) 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 834025108                      13D                       Page  2 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Thayer Equity Investors III, L.P.
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2)   Check the Appropriate Box if a Member of a Group:
     (a)  [ x ]
     (b)  [   ]
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3)   SEC Use only

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4)   Source of Funds:  00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e):    [   ].

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6)   Citizenship or Place of Organization:    Delaware

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Number of Shares Beneficially owned by Each Reporting Person with:

7)   Sole voting Power:                10,736,953

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8)   Shared Voting Power                    - 0 -

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9)   Sole Dispositive Power:           10,736,953

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:              - 0 -

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:   10,736,953

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

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13)  Percent of Class Represented by Amount in Row (11):                   35.7%

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14)  Type of Reporting Person:                                               PN

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

CUSIP No. 834025108                      13D                       Page  3 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     TC Equity Partners, L.L.C.

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2)   Check the Appropriate Box if a Member of a Group:
     (a)  [ x ]
     (b)  [   ]

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3)   SEC Use only

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4)   Source of Funds:  00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e):    [   ].

--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person with:

7)   Sole Voting Power:                10,736,953

--------------------------------------------------------------------------------
8)   Shared Voting Power:                   - 0 -

--------------------------------------------------------------------------------
9)   Sole Dispositive Power:           10,736,953

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:              - 0 -

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:   10,736,953

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):                   35.7%

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14)  Type of Reporting Person:                                              00

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

CUSIP No. 834025108                      13D                       Page  4 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     TC Co-Investors, LLC

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2)   Check the Appropriate Box if a Member of a Group:
     (a)  [ x ]
     (b)  [   ]

--------------------------------------------------------------------------------
3)   SEC Use only

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4)   Source of Funds:  00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e):     [   ]

--------------------------------------------------------------------------------
6)   Citizenship or Place of organization:  Delaware

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Number of Shares Beneficially Owned by Each Reporting Person with:

7)   Sole Voting Power:                    58,291

--------------------------------------------------------------------------------
8)   Shared Voting Power:                   - 0 -

--------------------------------------------------------------------------------
9)   Sole Dispositive Power:               58,291

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:              - 0 -

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:       58,291

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes certain Shares:    [   ]

--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):                    0.2%

--------------------------------------------------------------------------------
14)  Type of Reporting Person:                                              00

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

CUSIP No. 834025108                      13D                       Page  5 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     TC Management Partners, L.L.C.

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2)   Check the Appropriate BOX if a Member of a Group:
     (a)  [ x ]
     (b)  [   ]

--------------------------------------------------------------------------------
3)   SEC Use only

--------------------------------------------------------------------------------
4)   Source of Funds:  00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e):    [   ]

--------------------------------------------------------------------------------
6)   Citizenship or Place of organization:  Delaware

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by Each Reporting Person with:

7)   Sole Voting Power:                    58,291

--------------------------------------------------------------------------------
8)   Shared Voting Power:                   - 0 -

--------------------------------------------------------------------------------
9)   Sole Dispositive Power:               58,291

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:              - 0 -

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:       58,291

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):                    0.2%

--------------------------------------------------------------------------------
14)  Type of Reporting Person:                                               00

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

CUSIP No. 834025108                      13D                       Page  6 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Carl J. Rickertsen

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2)   Check the Appropriate Box if a Member of a Group:

     (a)  [ x ]
     (b)  [   ]

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3)   SEC Use only

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4)   Source of Funds:    PF. 00

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5)   Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e):    [   ]

--------------------------------------------------------------------------------
6)   Citizenship or Place of organization:   U.S.

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Number of Shares Beneficially Owned by Each Reporting Person with:

7)   Sole Voting Power:                       8,000

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8)   Shared Voting Power                 10,795,244

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9)   Sole Dispositive Power:                  8,000

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:           10,795,244

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:     10,803,244

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

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13)  Percent of Class Represented by Amount in Row (11):                   35.9%

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14)  Type of Reporting Person:                                              IN

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

CUSIP No. 834025108                      13D                       Page  7 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Paul G. Stern

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2)   Check the Appropriate Box if a Member of a Group:

     (a)  [ x ]
     (b)  [   ]

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3)   SEC Use only

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4)   Source of Funds:   00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e):     [   ].

--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization:  U.S.

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Number of Shares Beneficially Owned by Each Reporting Person with:

7)   Sole Voting Power:                     - 0 -

--------------------------------------------------------------------------------
8)   Shared Voting Power:              10,795,244

--------------------------------------------------------------------------------
9)   Sole Dispositive Power:                - 0 -

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:         10,795,244

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:   10,795,244

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):                   35.9%

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14)  Type of Reporting Person:                                               IN

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

CUSIP No. 834025108                      13D                       Page  9 of 11

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Frederic V. Malek

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2)   Check the Appropriate Box if a Member of a Group:

     (a)  [ x ]
     (b)  [   ]

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3)   SEC Use only

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4)   Source of Funds:  00

--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings
     is Required Pursuant to Items 2(d) or 2(e):   [   ]

--------------------------------------------------------------------------------
6)   Citizenship or Place of organization:   U.S.

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by Each Reporting Person with:

7)   Sole Voting Power:                     - 0 -

--------------------------------------------------------------------------------
8)   Shared Voting Power:              10,795,244

--------------------------------------------------------------------------------
9)   Sole Dispositive Power:                - 0 -

--------------------------------------------------------------------------------
10)  Shared Dispositive Power:         10,795,244

--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially
     owned by Each Reporting Person:   10,795,244

--------------------------------------------------------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares:    [   ]

--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11):                   35.9%

--------------------------------------------------------------------------------
14)  Type of Reporting Person:                                               IN

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

CUSIP No. 834025108                      13D                       Page  9 of 11

                        AMENDMENT NO. 1 TO SCHEDULE 13D
                        -------------------------------

     The Schedule 13D, dated December 2, 1997, of Thayer Equity Investors III, L.P., TC Equity Partners, L.L.C., TC Co-Investors, LLC, TC Management Partners, L.L.C., Carl J. Rickertsen, Paul G. Stern and Frederic V. Malek (collectively, the "Reporting Persons") as amended by Amendment No. 1 thereto (the "Schedule 13D"), is hereby further amended as set forth below. Capitalized terms used herein without definition have the meanings set forth in the Schedule 13D. This Amendment No. 2 to Schedule 13D supplements and amends the Schedule 13D and should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13D.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.
          -------------------------------------

          Item 5 of the Schedule 13D is revised and amended and is restated as set forth below:

          (a)-(b) The aggregate number and percentage of outstanding Shares beneficially owned by each of the Reporting Persons after the exercise of the Over-allotment Option are set forth below. Except as otherwise indicated, each Reporting Person has the sole power to vote and to dispose of the Shares listed opposite his or its name.

CUSIP No. 834025108                      13D                       Page 10 of 11


                                  NUMBER OF SHARES      PERCENT OF OUTSTANDING
  NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED          SHARES OWNED*
----------------------------     ------------------     ----------------------
Thayer Equity
  Investors III, L.P.                10,736,953                  35.7%

TC Equity
  Partners, L.L.C./1/                10,736,953                  35.7%

TC Co-Investors, L.L.C.                  58,291                   0.2%

TC Management
  Partners, L.L.C./2/                    58,291                   0.2%

Carl J. Rickertsen/3 4/              10,803,244                  35.9%

Paul G. Stern/3/                     10,795,244                  35.9%

Frederic V. Malek/3/                 10,795,244                  35.9%

Reporting Persons
  as a Group                         10,803,244                  35.9%

          (c) On June 23, 1998, Thayer and TC Co-Investors sold 814,606 and 4,425 Shares respectively pursuant to the Over-allotment Option at a net price of $23.04 per share (the "Option Offering"). Except for the Option Offering and the Secondary Offering, the Reporting Persons did not effect any transactions in the Shares during the past sixty days.

          (d)  Not Applicable.

          (e)  Not Applicable.

-----------
 * Based upon the 30,051,217 Shares outstanding as of the close of business on June 19, 1998.
/1/ TC Equity is the sole general partner of Thayer and beneficially owns, and has sole voting and investment power with respect to, the Shares held of record by Thayer .
/2/ TC Management is the managing member of TC Co-Investors and beneficially owns, and has sole voting and investment power with respect to, the Shares held of record by TC Co-Investors.
/3/ Includes 10,736,953 Shares held of record by Thayer and 58,291 Shares held of record by TC Co-Investors. Messrs. Malek and Rickertsen and Dr. Stern are the members of TC Management and the principal members of TC Equity and may be deemed to be the beneficial owners of, and to have shared voting and investment power with respect to, the Shares held of record by each of Thayer and TC Co-Investors.
/4/ Consists of (i) 8,000 Shares held of record by Mr. Rickertsen, with respect to which Mr. Rickertsen has sole voting and investment power and (ii) 10,736,953 Shares held of record by Thayer and 58,291 Shares held of record by TC Co-Investors, with respect to which Mr. Rickertsen has shared voting and investment power.

CUSIP No. 834025108                      13D                       Page 11 of 11

SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certificates that the information set forth in this statement is true, complete and correct.


          Dated.  June 29, 1998


THAYER EQUITY INVESTORS, III, L.P.       TC CO-INVESTORS, LLC

By:  TC Equity Partners, L.L.C.          By:  TC Management Partners, L.L.C.
       its General Partner                      its Managing Member

       By: /s/ Carl J. Rickertsen               By: /s/ Carl J. Rickertsen
          ----------------------------             -----------------------------
          Carl J. Rickertsen                       Carl J. Rickertsen
          Member                                   Member


TC EQUITY PARTNERS, L.L.C.               TC MANAGEMENT PARTNERS, L.L.C.

       By: /s/ Carl J. Rickertsen               By: /s/ Carl J. Rickertsen
          ----------------------------             -----------------------------
          Carl J. Rickertsen                       Carl J. Rickertsen
          Member                                   Member


       By: /s/ Carl J. Rickertsen               By:              *
          ----------------------------             -----------------------------
          Carl J. Rickertsen                       Paul G. Stern


       By:              *
          -----------------------------
          Frederic V. Malek


       By: /s/ Carl J. Rickertsen
          -----------------------------
          Carl J. Rickertsen
          Attorney-in-fact